Exhibit 99.1

CV Sciences, Inc. Appoints Haskell & White LLP as Auditor

San Diego, CA - November 30, 2021 (GLOBE NEWSWIRE) - CV Sciences, Inc. (OTCQB:CVSI) (the “Company”, “CV Sciences”, “our”, “us” or “we”), a preeminent supplier and manufacturer of hemp cannabidiol (CBD) products, today announced that it has appointed Haskell & White LLP ("H&W") as the Company's new independent registered public accounting firm.

"Following a thorough selection process, the Company's Audit Committee has concluded that H&W is best positioned to meet the evolving needs of CV Sciences. This is the result of our ongoing efforts to implement cost efficiencies to fully leverage our business model. We would like to thank Deloitte & Touche LLP for their quality work and expertise they have provided over the last two years," said Joseph Dowling, Chief Executive Officer of CV Sciences.

The Company has also filed a Form 8-K with the Securities and Exchange Commission noting the engagement of H&W.

About CV Sciences, Inc.
CV Sciences, Inc. (OTCQB:CVSI) operates two distinct business segments: a consumer product division focused on manufacturing, marketing and selling plant-based dietary supplements and CBD products to a range of market sectors; and a drug development division focused on developing and commercializing CBD-based novel therapeutics. The Company’s PlusCBD™ products are sold at more than 7,700 retail locations throughout the U.S. and it is one of the top-selling brands of hemp-derived CBD in the natural products market, according to SPINS, the leading provider of syndicated data and insights for the natural, organic and specialty products industry. CV Sciences follows all guidelines for Good Manufacturing Practices (GMP) and the Company’s products are processed, produced, and tested throughout the manufacturing process to confirm strict compliance with company standards and specifications. With a commitment to science, PlusCBD™ product benefits in healthy people are supported by human clinical research data, in addition to three published clinical case studies available on PubMed.gov. PlusCBD™ was the first hemp CBD supplement brand to invest in the scientific evidence necessary to receive self-affirmed Generally Recognized as Safe (GRAS) status. CV Sciences, Inc. has primary offices and facilities in San Diego, California. Additional information is available from OTCMarkets.com or by visiting www.cvsciences.com.

Forward Looking Statements

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risk and uncertainties.

Contact Information

Investor Contact:
ICR
Reed Anderson
646-277-1260
reed.anderson@icrinc.com

Media Contact:
ICR
Cory Ziskind
646-277-1232
cory.ziskind@icrinc.com